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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the capition "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-4325) and related Prospectus of Bally Entertainment Corporation for the registration of $750,000,000 of its debt securities, preferred stock, depository shares, common stock, and warrants to purchase common stock and to the incorporation by reference therein of our report dated February 7, 1996, with respect to the consolidated financial statements and schedules of Bally Entertainment Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                               ERNST & YOUNG LLP

                                               /S/ ERNST & YOUNG LLP

Chicago, Illinois
August 20, 1996